Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

August 25, 2025

Chris Parkinson

Richland, WA 99354 USA

Dear Mr. Parkinson:

Congratulations! It is our pleasure to offer you employment with Vuzix Corporation (“Vuzix” or “Company”) in the starting position Vuzix’ President of Enterprise Solutions (“PES”) business unit, commencing on or before September 8, 2025, on the terms set forth in this offer letter. This position will report to myself, the President & CEO of Vuzix. Your employment will be subject to all applicable Company policies and other terms and conditions set forth in the Vuzix Employee Handbook, which you will receive a copy of as part of your onboarding process. A summary of the benefits offered by our organization to employees is enclosed, and the following are details relevant to your particular position and certain conditions of employment:

1.	Salary: Your starting salary will be $360,000 per year, which will be paid to you in accordance with our standard payroll procedures (weekly currently) and subject to all required withholdings and deductions. This is considered an “exempt” position.

2.	Position Description: The PES is an executive-level role whose main goal is to secure the functionality of businesses included in Vuzix Enterprise Solutions (“VES”) business unit (hardware and smart glasses products) to drive extensive and sustainable growth. As PES you are expected to have a broad and comprehensive knowledge of all matters related to the business of the organization with an eye towards identifying new sales prospects and driving business growth and requirements for product development that will be coordinated with R&D hardware and software functions. The role combines technical knowledge of the relevant field with strong marketing and business development skills. This role takes ownership of the customer and the customer interface with the product or service offering, making sure that all functions of the organization are aligned to meet its strategic commercial objectives. It is closely linked to the organization's strategic management function, in drafting, implementing and evaluating cross-functional decisions that will enable an organization to achieve its long-term objectives.

3.	Duties: The duties of your position will include managing and helping to set overall direction for marketing and sales, engineering, production and general operations of the Vuzix Enterprise Products Group/Division (smart glasses and related software) whose main goal is to secure the functionality of this business to drive extensive and sustainable growth. You are expected to develop a broad and comprehensive knowledge of all matters related to the operation of the business and manage our operations functions and heavily coordinate with R&D functions, in particular bringing new products and technologies into volume production. Your full duties and responsibilities will be more clearly defined by you and current senior management at Vuzix within 90 days of your employment. For the interim, a listing of responsibilities is included in Appendix A.

Vuzix Corporation | 25 Hendrix Road, West Henrietta, NY, 14586 | P: 585.359.5900
2020-11

4.	Performance Cash Incentives: You will participate in the annual Senior Management Bonus Plan (“Plan”) as administered and determined by the Compensation Committee of our Board of Directors, effective for Vuzix’ fiscal 2026 year. The purpose of the Plan is to provide select senior officers with the opportunity to earn a cash bonus for achieving performance goals that align with the business goals of Vuzix. The current 2025 target for non-CEO participants is [**] of their annual base salary. [**] The Compensation Committee annually aligns the financial values against Vuzix’ annual operating plan, as approved by the Board early in or before the commencement of each fiscal year.

5.	Employee Benefits: You will be eligible to join the Company’s health, dental and vision insurance plans. Vuzix covers one-half of the cost of the health insurance coverage. Coverage is paid using our Section 125 (“Cafeteria”) plan. You will be eligible to participate in the Company’s 401(k) retirement savings plan, in which the Company offers a matching contribution up to 3%. Vuzix, at no cost to you, will also provide life insurance coverage equal to one times your annual salary, up to $100,000.

6.	Modification of Benefits and Incentives: Vuzix may, at its discretion, cancel or modify any of our employee benefits, including those described above, at any time.

7.	Paid Time Off: You will be entitled to up to 15 days of paid vacation during the calendar year, pro-rated the first year. An additional ten paid holidays and up to five paid personal/sick days are provided each year.

8.	Equity Awards (Restricted Stock Units (“RSUs”), Performance Stock Units (“PSUs”) and Restricted Stock Awards (“RSAs”): Within 30 days after the commencement of your employment, you will receive in the following equity incentives currently consisting of RSUs, RSAs and PSUs programs:

(i)	RSA Onboarding grant: You will receive a grant of 150,000 shares, subject to quarterly vesting over the next 12 months; and

(ii)	Laddered Long-term Equity Incentive Plan (LLTIP): The equity award potential for each senior executive is defined by a multiple of base salary, with dollars converted to shares at the then-market share price of the Company’s stock at their grant date. Currently our Board Compensation Committee is basing the award for non-CEO participants at 100% of your base salary. It is the Board’s current stated intention to make similar LLTIP awards for NEOs that will take place each year, creating an incentive ladder of annual incentives. The LLTIP award would be comprised of 50% RSUs and 50% PSUs. The RSU grant portion would vest 1/3rd each year over the three-year life of each LLTIP. For the PSU grant portion, a small set of key three-year goals will be annually agreed on between NEOs and the Board or Compensation Committee. Examples of performance goals currently include or could include growth in revenues and levels of EBITDA, The achievement of those performance goals during the following 3-year period will result in their vesting, with bonus payouts on the PSU of 125% to 150% for outsized performance as do determined by the Board Compensation Committee; and

(iii)	PSU grant for Vuzix Enterprise Solutions unit’s performance success: These PSU grants will vest in tranches based on the achievement of VES business unit’s performance or milestones as set forth below, and subject to your continued full-time employment with the Company through the vesting date, which will generally follow the Company’s financial reporting establishing the basis for achievement of the applicable performance milestones.

Vuzix Corporation | 25 Hendrix Road, West Henrietta, NY, 14586, USA | P: 585.359.5900

•	Tranche 1: 150,000 of the PSUs will vest, if by Dec 31, 2028, VES business unit’s revenues for a Vuzix fiscal year exceed [**] with an EBITDA greater than [**] .

•	Tranche 2: a further 250,000 PSUs will vest if by Dec 31, 2028, VES business unit’s revenues for a Vuzix fiscal year exceed [**] with an EBITDA greater than [**].

•	Tranche 3: a further 250,000 PSUs will vest if by Dec 31, 2028, VES business unit’s revenues for a Vuzix fiscal year exceed [**] and with an EBITDA greater than [**].

•	Tranche 4: a further 350,000 PSUs will vest if by Dec 31, 2028, VES business unit’s revenues for a Vuzix fiscal year exceed [**] and with an EBITDA greater than [**] .

•	Note that each of the VES Tranche PSU awards may occur only once up to Vuzix fiscal year ending December 31, 2028, and will not be repeated.

9.	Acceleration of Stock Awards (RSUs, RSAs, or PSUs):

(i) In the event you are still a full-time employee of Vuzix at the time of closing of a Change of Control (CoC) or Corporate Transaction of Vuzix Corporation, as defined in Vuzix Corporation 2023 Equity Incentive Plan, any unvested RSUs, RSAs, or PSUs you receive periodically as described above under Section 8 (i) and (ii) will accelerate as per the terms of those awards.

(ii) In the event you are still a full-time employee of Vuzix at the time of closing when only the Vuzix Enterprise Solutions business unit/division/segment is sold to a third party and not all the other operations of Vuzix (i.e. waveguides, OEM, defense, etc..), based on the fair market value of the consideration paid by a third party upon any closing of such event, the performance revenue tranche levels described in Section 8 (iii), shall vest accordingly matched against fair market value paid and the Revenue targets in Tranches 1 to 4. For example, if the VES is sold for [**] between your start and December 31, 2028, you receive vesting based on the Revenue target (EBITDA targets are waived) of Tranche 3 and would a vested a total of [**] PSUs, if such shares had not been previously vested.

(iii) In the event you are still a full-time employee of Vuzix at the time of closing Change of Control (CoC) or Corporate Transaction of Vuzix Corporation, as defined in Vuzix Corporation 2023 Equity Incentive Plan, the proportion of the fair market value of the consideration paid by a third party upon any closing of such event, that is reasonably attribute to the VES business segment, as determined by financial consultants retained by the Board of Directors of Vuzix in any required fairness opinion, shall be used to determine which of the performance revenue tranche levels described in Section 8 (iii), shall vest accordingly matched against fair market value so allocated paid and the Revenue targets in Tranches 1 to 4. For example, if the Vuzix is sold for [**] between your start and December 31, 2028 and [**] of value was deemed attributable to the VES business segment, you receive vesting based on the Revenue target (EBITDA targets are waived) of Tranche 3 and would a vested a total of [**] PSUs, if such shares had not been previously vested.

Vuzix Corporation | 25 Hendrix Road, West Henrietta, NY, 14586, USA | P: 585.359.5900

10.	At-Will Employment: Should you decide to accept our offer, you will be an at-will employee with the Company. This means the employment relationship can be terminated by either party for any reason at any time, with or without notice. This offer and continued employment by Vuzix is contingent on verification of your right to work and satisfactory completion of a background investigation prior to or shortly after your first day of employment.

In the event you are terminated without cause or good reason by Vuzix (as defined in Vuzix Corporation 2023 Equity Incentive Plan), you will be entitled to a twelve (12) month period during which you will continue to receive your base pay as separation benefits so long as you remain unemployed. This severance package is contingent on you not, directly or indirectly, competing with the Company in the USA in a line of business substantially similar to the business and activities of the Company as conducted at the time of termination, and includes you not attempting to hire or solicit any employee of Vuzix for the purpose of competing with Vuzix during the same time period.

11.	Confidentiality and Proprietary Rights: As a condition of your employment, you will be required to sign our standard Employment Agreement Regarding Proprietary Information and Inventions prior to or on your first day of employment.

By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions imposed by a current or former employer, and that you will not in fact violate any such restrictions or other legal obligations to any third party in the performance of your work for Vuzix.

This offer will remain open until September 3, 2025. To accept our offer, as we hope you will, please sign this letter in the space indicated below and return it to us at your earliest convenience.

Should you have any questions regarding this letter, our offer of employment or anything else, please do not hesitate to call or email me. We are excited to have you join our organization and look forward to working with you.

Yours sincerely,

/s/ Paul Travers
President and CEO
Vuzix Corporation

EMPLOYEE ACKNOWLEDGEMENT

In response to the above offer letter, I hereby accept the offer of employment at Vuzix Corporation.

Signed:	/s/ Chris Parksinson

Print Name:	Chris Parksinson

Dated:	September 3, 2025

Vuzix Corporation | 25 Hendrix Road, West Henrietta, NY, 14586, USA | P: 585.359.5900

Appendix A

Job Position Responsibilities

Your responsibilities will include, among others, the following:

•	Design and implement business strategies, plans and procedures.

•	Set comprehensive goals for performance and growth.

•	Establish policies that promote Company culture and vision.

•	Oversee daily operations of the Company and the work of executives in sales, marketing, R&D, and operations.

•	Assist in fundraising activities.

•	Participate in expansion activities (investments, acquisitions, corporate alliances etc.)

•	Manage relationships with partners/vendors and customers.

•	Elaborate business development plans, design and implement processes to support business growth, through customer and market definition.

•	Facilitate business growth by working together with clients as well as business partners (suppliers, subcontractors, JV partners, technology providers, etc.).

•	Build and maintain high-level contacts with current and prospective customers and other business and project partners.

•	Drive prospects through to contract award (including identifying new customers and markets, developing approaches to the market, identifying prospects, proposal preparation, etc.)

•	Develop marketing strategy, manage proposal teams and client account managers.

•	Obtain profit contribution by managing staff and establishing and accomplishing business objectives.

•	Build Company image by collaborating with customers, government, community organizations, and employees; and enforcing ethical business practices.

•	Increases management’s effectiveness by recruiting, selecting, orienting, training, coaching, counseling, and disciplining managers; communicating values, strategies, and objectives; assigning accountabilities; planning, monitoring, and appraising job results; developing incentives; cultivating a climate for offering information and opinions and providing educational opportunities.

•	Assist in developing strategic plans by studying technological and financial opportunities, presenting analysis, and recommending objectives.

•	Accomplish corporate objectives by establishing plans, budgets, and results measurements; allocating resources; reviewing progress; and making mid-course corrections.

•	Coordinate efforts by establishing procurement, production, marketing, field, and technical services policies and practices; and coordinating actions with corporate staff.

•	Maintain quality service by establishing and enforcing organizational standards.

•	Maintain professional and technical knowledge.

•	Contributes to team effort by accomplishing related results as needed.

Vuzix Corporation | 25 Hendrix Road, West Henrietta, NY, 14586, USA | P: 585.359.5900

APPENDIX B – DEFINITIONS FROM VUZIX CORPORATION’S 2023 EQUITY INCENTIVE PLAN

Note – All Equity Incentives Awards made by Vuzix are subject to the 2023 Plan’s terms and conditions, as approved by the Board of Directors of Vuzix and its stockholders – please read it.

“Cause” means Participant’s (a) willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (b) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (c) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; (d) misappropriation of a business opportunity of the Company; (e) provision of material aid to a competitor of the Company; (f) willful breach of any of his or her obligations under any written agreement or covenant with the Company, or (g) has engaged in such other behavior detrimental to the interest of the Company as the Committee determines.. The determination as to whether a Participant’s Service is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 21, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement or Award Agreement with any Participant, provided that such document supersedes the definition provided in this Section 1.5.

“Corporate Transaction” means the occurrence of any of the following events:

(a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction;

(b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

(d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the capital stock of the Company) or

(e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction.

Vuzix Corporation | 25 Hendrix Road, West Henrietta, NY, 14586, USA | P: 585.359.5900

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

CORPORATE TRANSACTIONS.

22.1.    Assumption or Replacement  of Awards by Successor. In the event that the Company is subject to a Corporate Transaction, outstanding Awards acquired under the Plan shall be subject to the agreement evidencing the Corporate Transaction, which need not treat all outstanding Awards in an identical manner. Such agreement, without the Participant’s consent, shall provide for one or more of the following with respect to all outstanding Awards as of the effective date of such Corporate Transaction:

(a)    The continuation of an outstanding Award by the Company (if the Company is the successor entity).

(b)    The assumption of an outstanding Award by the successor or acquiring entity (if any) of such Corporate Transaction (or by its parents, if any), which assumption, will be binding on all selected Participants; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable.

(c)    The substitution by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any) of equivalent awards with substantially the same terms for such outstanding Awards (except that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable).

(d)    The full acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re-acquire shares acquired under an Award or lapse of forfeiture rights with respect to shares acquired under an Award.

Vuzix Corporation | 25 Hendrix Road, West Henrietta, NY, 14586, USA | P: 585.359.5900

(e)    The settlement of the full value of such outstanding Award (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a FMV equal to the required amount, followed by the cancellation of such Awards; provided however, that such Award may be cancelled if such Award has no value, as determined by the Committee, in its discretion. Subject to Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates the Award would have become exercisable or vested. Such payment may be subject to vesting based on the Participant’s continued service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which the Award would have become vested or exercisable. For purposes of this Section 21.1(e), the FMV of any security shall be determined without regard to any vesting conditions that may apply to such security.

Vuzix Corporation | 25 Hendrix Road, West Henrietta, NY, 14586, USA | P: 585.359.5900